Exhibit 99.1

McRae Industries, Inc.
Reports the Acquisition of Assets from Texas Boot

MOUNT GILEAD, N.C., June 29, 2005 — McRae Industries, Inc. (MRI.A and MRI.B on the American Stock Exchange) reported the closing of its acquisition of certain assets from Texas Boot, Inc. (“Texas Boot”). In May 2005, McRae Industries, Inc. (the “Company”) negotiated the terms of an asset purchase agreement (the “Purchase Agreement”) providing for the purchase by the Company of certain assets from Texas Boot including its trademarks (including the marks Laredo, J. Chisolm, Code West and Performair), its outstanding accounts receivable and certain inventory. Texas Boot is and has been operating as a debtor-in-possession in a case under Chapter 11 of the United States Bankruptcy Code. In accordance with applicable bankruptcy court procedures, an auction for the assets was conducted on June 23, 2005. The Company won the auction by agreeing to increase the total purchase price payable under the Purchase Agreement to approximately $2.16 million. Of the total price, $1,525,000 is allocable to the acquired trademarks, $519,807 is allocable to the acquired accounts receivable and $115,500 is allocable to the acquired inventory. On June 24, 2005, the United States Bankruptcy Court for the Middle District of Tennessee approved the Purchase Agreement as modified by the increased purchase price and the Purchase Agreement became effective. The transaction closed on June 28, 2005.

The purchased assets will be used by the Company’s wholly owned subsidiary, Dan Post Boot Company, which markets and distributes primarily western footwear for men, women and children under the Dan Post, Dingo and American West brand names. The Laredo brand has a strong heritage as a dominant brand in the western boot market. Our boot products are sold nationwide to major discount stores, regional specialty chain stores, major western stores and direct mail catalogs.

CONTACT: Gary McRae, President of McRae Industries, Inc., +1-910-439-6147

Web site: http://www.mcraeindustries.com/